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                                                                     EXHIBIT 2.3

                             STC BROADCASTING, INC.
                              720 2ND AVENUE SOUTH
                          ST. PETERSBURG, FLORIDA 33701
                                 (727) 821-7900


                                December 22, 2000

Cox Broadcasting, Inc.
1400 Lake Hearn Drive, N.E.
Atlanta, GA  30319


      RE: AMENDMENT TO STOCK PURCHASE AGREEMENT, DATED AS OF JULY 6, 2000, (THE "PURCHASE AGREEMENT") BY AND AMONG STC BROADCASTING, INC., A DELAWARE CORPORATION ("SELLER"), WJAC, INCORPORATED, A PENNSYLVANIA CORPORATION ("COMPANY") AND COX BROADCASTING, INC., A DELAWARE CORPORATION ("BUYER").

Ladies and Gentleman:

                  Reference is hereby made to the above-referenced Purchase Agreement. All terms used but not defined herein shall have the meanings ascribed to such terms in the Purchase Agreement.

                  Seller and Buyer desire to amend the Purchase Agreement as follows:

                  1. RESTRUCTURING. As of the date hereof, STC License Company, a Delaware corporation ("STC License"), is the holder of the FCC Licenses. The Purchase Agreement currently contemplates that as of the Closing the FCC Licenses shall be transferred to the Company. Notwithstanding anything to the contrary in the Purchase Agreement, the parties hereby agree to amend the Purchase Agreement to change the structure of the transactions contemplated by the Purchase Agreement (the "Restructuring") to provide that at Closing the following shall occur: (a) STC License shall transfer the FCC Licenses directly to Buyer, and (b) Seller shall still transfer the Shares directly to Buyer.

                  2. TRANSFER OF FCC LICENSES. Subject to the terms and conditions set forth in the Purchase Agreement, STC License hereby agrees to sell, transfer, deliver and assign to Buyer on the Closing Date, and Buyer agrees to purchase and accept from STC License all of STC License's right, title


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and interest in and to the FCC Licenses used or held for use in connection with the conduct of the business and operations of the Station, together with any additions thereto between the date of the Purchase Agreement and the Closing Date, free and clear of any Encumbrances, except for Permitted Encumbrances. Buyer does hereby accept the FCC Licenses and agrees to assume and undertake to pay, discharge and perform all Liabilities of STC License arising out of or relating to the FCC Licenses (whether such Liabilities arise prior to, on or after the Closing Date).

                  3. PURCHASE PRICE ALLOCATION. The parties hereby agree that the Purchase Price, prior to any adjustments contemplated by the Purchase Agreement, is:

                  (a) Thirty Five Million Eight Hundred Thousand Dollars ($35,800,000) of the Purchase Price shall be allocated to the FCC Licenses.

                  (b) Thirty Four Million Two Hundred Thousand Dollars ($34,200,000) of the Purchase Price shall be allocated to the Shares.

                  4. TAX INDEMNIFICATION. The parties hereby agree that SECTION 6.14(M) of the Purchase Agreement shall be amended and restated in its entirety as follows:

                           "(m) The Seller and Buyer acknowledge and agree that
                  the provisions set forth in this SECTION 6.14, including, without limitation, the indemnification provisions, shall be subject to the limitations and qualifications on indemnification obligations set forth in Article 10 hereof, except that such limitations and qualifications shall not be applicable to the Tax matters described in SECTION 6.14(C), including, but not limited to, any Tax Claim or claim for Tax Damages arising out of or in any manner incident, relating, or attributable to Taxes of the Company payable with respect to Tax Returns of the Company for Reporting Periods of the Company ending on or prior to the Closing Date for which the Company is included (or is required to be included) in a consolidated, combined or unitary Tax Return with Seller or any affiliate of Seller."

                  5. CERTAIN FCC MATTERS. Buyer shall promptly file with the FCC a short-form application on FCC Form 316 to assign the license for WJAC-TV from STC License Company to Cox (the "STC/Cox 316"). If the STC/Cox 316 has not been granted by the FCC by the close of business on January 5, 2001, then Cox shall withdraw the STC/Cox 316 and file an application on FCC Form 316 to assign the license for WJAC-TV from the Company to Buyer (the "WJAC/Cox 316"). If the


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WJAC/Cox 316 has not been granted by the close of business on January 15, 2001, then the parties shall consummate the transactions contemplated by the Purchase Agreement on or before January 19, 2001 in accordance with the structure approved by the FCC as of the date hereof.

                  6. FURTHER ASSURANCES. In order to facilitate the consummation of the Restructuring in an orderly manner, each party covenants and agrees to cooperate, negotiate in good faith and take such further actions, and execute and deliver such documents and instruments, as may be reasonably requested by any other party in connection with the Restructuring.

                  7. CONTINUING EFFECT. Except as set forth herein, all terms and conditions of the Purchase Agreement shall remain in full force and effect, which terms and conditions the parties hereby ratify and affirm.

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                  Please acknowledge the understanding and agreement of Cox
Broadcasting, Inc. with the foregoing by signing in the space provided below.


                                          Sincerely,

                                          STC BROADCASTING, INC.


                                          By:      /s/ DAVID A. FITZ
                                              ---------------------------------
                                          Name: David A. Fitz
                                          Title:    Chief Financial Officer


                                          STC LICENSE COMPANY


                                          By:      /s/ DAVID A. FITZ
                                              ---------------------------------
                                          Name: David A. Fitz
                                          Title:    Chief Financial Officer


                                          WJAC, INCORPORATED


                                          By:      /s/ DAVID A. FITZ
                                              ---------------------------------
                                          Name: David A. Fitz
                                          Title:    Chief Financial Officer




Accepted and Agreed this
22nd day of December, 2000

COX BROADCASTING, INC.

By:    /s/ ANDREW A. MERDEK
    -------------------------------
Name:      Andrew A. Merdek
Title:     Secretary